Exhibit 10.11

AMENDMENT
TO
FIESTA RESTAURANT GROUP, INC.
2012 STOCK INCENTIVE PLAN

AMENDMENT (this “Amendment”) to the Fiesta Restaurant Group, Inc. 2012 Stock Incentive Plan (the “Plan”). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Plan.
WHEREAS, the Board of Directors (the “Board”) of Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”), previously adopted the Plan, which was approved by the stockholders of the Company;
WHEREAS, pursuant to Section 2 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”), acting as the Administrator of the Plan, has the authority to interpret the terms and provisions of the Plan;
WHEREAS, pursuant to Section 11 of the Plan, the Board has the authority to amend the Plan;
WHEREAS, this Amendment revises the Plan to interpret and clarify certain provisions of the Plan to reflect the Board of Directors’ intent at the time the Plan was adopted and the Committee's interpretation of the Plan since that time; and
WHEREAS, all terms and conditions of the Plan, other than as specifically amended as set forth in this Amendment, shall remain in full force and effect.
NOW THEREFORE, the Plan has been amended as follows:
1. The definition of “Performance Award” in Section 12(cc) of the Plan is amended to include cash awards, and shall read as follows:
"(cc) “Performance Award” means a right, granted to a Participant under Section 7, to receive Awards based upon performance criteria specified by the Administrator and shall include Awards as defined in Section 12(b) and cash awards."
2. The definition of “Stock Awards” in Section 12(h)(h) of the Plan is amended to specifically include “Performance Awards” and shall read as follows:
"(hh) “Stock Award” means an Award, other than a Stock Option, Outside Director Stock Option, Stock Appreciation Right or Outside Director Stock Award, which can be made in Stock, cash or denominated in shares of Stock, and shall include Performance Awards."
3. Section 7(b)(iv) is amended by adding the following sentence immediately following the second sentence:
"For any Performance Award that is a cash award, the maximum cash award that may be paid to a Covered Employee shall be subject to the maximum number of shares limitation for any one Participant during any one calendar year as set forth in Section 3 (i.e., 300,000 shares). Thus, the maximum cash award that may be paid to a Covered Employee with respect to the calendar year to which the Performance Award relates is equal to the Fair Market Value of 300,000 shares, reduced by the amount of any outstanding Awards as defined in Section 12(b)."
IN WITNESS WHEREOF, the Secretary of the Company has executed this Amendment and certifies that the amendment to the Plan set forth above accurately reflects the amendment to the Plan adopted by the Committee and the Board of Directors of the Company.

/s/ Joseph A. Zirkman
Joseph A. Zirkman, Secretary

Dated: March 14, 2014